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                                                                     Exhibit 1.1

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

                (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                     NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an extraordinary general meeting (the "EGM") of (Chinese Characters) (China Eastern Airlines Corporation Limited) (the "COMPANY") will be held at Meeting Centre, Shanghai Home You Hotel, 2550 Hongqiao Road, Shanghai, the People's Republic of China (the "PRC") at 9:00 a.m. on Thursday, 9th November, 2006 for the purpose of considering the following matter:

                               ORDINARY RESOLUTION

1. To consider, approve, confirm and ratify an agreement entered into on 26th June, 2006 between the Company and Airbus SAS in respect of the purchase by the Company of thirty Airbus A320 series aircraft (with engines), and all transactions thereunder, details of which are set out in the announcement dated 26th June, 2006 and the circular dated 31st July, 2006 issued by the Company.

                                       By order of the board of the directors of
                                                 (Chinese Characters)
                                      CHINA EASTERN AIRLINES CORPORATION LIMITED


                                                      LUO ZHUPING
                                              Director, Company Secretary

The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
25th September, 2006


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Notes:

1.   PERSONS ENTITLED TO ATTEND THE EGM

     Persons who hold A shares or H shares of the Company and are registered as holders of the Company's A shares or H shares on the register of members maintained by China Securities Depository and Clearing Corporation Limited, Shanghai Branch at the close of business on Monday, 9th October, 2006 and Hong Kong Registrars Limited at the close of business on Monday, 9th October, 2006, respectively, will be entitled to attend the EGM upon completion of the necessary registration procedures.

2.   REGISTRATION PROCEDURES FOR ATTENDING THE EGM

     (1) Holders of the Company's domestic shares shall deposit documents of certification of their shares and their authorised representatives' documents of identity with the Company at its place of business located at 2550 Hongqiao Road, Shanghai, the PRC (for the attention of the Secretary Office of the Board of Directors) on or before Thursday, 19th October, 2006. In case such holders are represented by authorized representatives, they shall also deliver their powers of attorney and copies of the attorney's documents of identity to the above place of business of the Company.

     (2) Holders of the Company's H shares shall deliver their written replies for attending the EGM, copies of transfers or copies of their share certificates or copies of receipts of share transfers, together with copies of their identity cards or other documents of identity, to the Company at its place of business stated above on or before Thursday, 19th October, 2006. If proxies are appointed by shareholders to attend the EGM, they shall, in addition to the aforementioned documents, deliver the proxy forms and copies of their identity cards or other documents of identity to the above place of business of the Company.

     (3) Shareholders can deliver the necessary documents for registration to the Company in the following manner: in person, by post or by facsimile. Upon receipt of such documents, the Company will complete the registration procedures for attending the EGM and will despatch to shareholders voting forms by post or by facsimile. Shareholders may present the voting forms when attending the EGM as evidence of eligibility to attend the meeting.

3.   APPOINTING PROXIES

     (1) Shareholders who have the right to attend and vote at the EGM are entitled to appoint in writing one or more proxies (whether a member of the Company or not) to attend and vote at the meeting on their behalf.

     (2) The instrument appointing a proxy must be duly authorised in writing by the appointor or his attorney. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign (or other documents of authorisation) must be notarially certified. For the Company's domestic shareholders, the notarially certified power of attorney or other documents of authorisation and proxy forms must be delivered to the registrar of the Company not less than 24 hours before the time scheduled for the holding of


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          the EGM before such documents would be considered valid. For the
          Company's H shareholders, the aforementioned documents must also be delivered to Hong Kong Registrars Limited, the Company's H share registrar, within the same time limit in order for such documents to be valid.

     (3) If more than one proxy has been appointed by any shareholder of the Company, such proxies shall not vote at the same time.

4.   DURATION OF THE EGM

     The EGM is expected to last for half a day. Shareholders or their proxies attending the EGM shall be responsible for their own accommodation and travel expenses.

5.   PROCEDURE TO OTHERWISE DEMAND A POLL

     Pursuant to articles 73 to 75 of the Company's articles of association, a poll may (before or after any vote by show of hands) otherwise generally be demanded:

     (i)  by the chairman of the meeting;

     (ii) by at least two shareholders entitled to vote present in person or by proxy;

     (iii) by one or more shareholders present in person or by proxy and representing 10% or more of all shares carrying the right to vote at the meeting.

     The demand for a poll may be withdrawn by the person who makes such demand.

     A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

     On a poll taken at the meeting, a shareholder (including proxy) entitled to two or more votes need not cast all his or her votes in the same way.

6.   CLOSURE OF BOOKS

     The H share register of members of the Company will be closed from Tuesday, 10th October, 2006 to Wednesday, 8th November, 2006, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the EGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited, by 4:00 p.m. on Monday, 9th October, 2006.

     The address and contact details of Hong Kong Registrars Limited are as follows:

     Hong Kong Registrars Limited
     Rooms 1712-1716, 17th Floor, Hopewell Centre
     183 Queen's Road East
     Wanchai
     Hong Kong

     Telephone: +852 2862 8628
     Fax: +852 2865 0990


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